EXHIBIT 4.8

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Dated August 2008

THE ROYAL BANK OF SCOTLAND GROUP PLC and BANCO SANTANDER S.A. and FORTIS N.V. AND FORTIS SA/NV and RFS HOLDINGS B.V.

AMENDMENT AGREEMENT

relating to the Consortium and Shareholders' Agreement dated 28 May 2007 between The Royal Bank of Scotland Group PLC, Banco Santander S.A., Fortis N.V. and Fortis SA/NV and, by accession, Fortis Nederland (Holding) N.V., and RFS Holdings B.V. (as supplemented and amended by a Supplemental Consortium and Shareholders’ Agreement dated 17 September 2007).

Linklaters LLP One Silk Street London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

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This Amendment Agreement is made on    June 2008 between:

(1)	THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated in Scotland (registered no. SC45551), whose registered office is at 36 St Andrew Square, Edinburgh, EH2 2YE (“RBS”);

(2)
BANCO SANTANDER S.A., (formerly known as Banco Santander Central Hispano, S.A.) a company incorporated in Spain (registered at the Cantabria Commercial Registry), whose registered office is at Paseo de Pereda 9-12, Santander, Spain (“Santander”);

(3)
FORTIS N.V., a company incorporated in The Netherlands (registered no. 300.72.145 at the Utrecht Trade Register), whose registered office is at Archimedeslaan 6, 3584 BA, Utrecht, The Netherlands and FORTIS SA/NV, a company incorporated in Belgium (registered no. 0.451.406.524), whose registered office is at 20 Rue Royale, Brussels B-1000, Belgium and FORTIS BANK NEDERLAND (HOLDING) N.V. a company incorporated in The Netherlands (registered no. 30080248), whose registered office is at Archimedeslaan 6, 3584 BA, Utrecht, The Netherlands (collectively “Fortis”); and

(4)	RFS HOLDINGS B.V., a company incorporated in the Netherlands (registered no. 34273228), whose registered office is at Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands (“RFS Holdings”).

Whereas:

(A)
On 28 May 2007, the parties entered into a consortium and shareholders’ agreement relating to the Investors investment in RFS Holdings and the parties then supplemented and amended that agreement on 17 September 2007 by entering into a supplemental agreement (that agreement as amended and supplemented being the “CSA”).

(B)
Part 2 of Schedule 3 to the CSA sets out the RBS Acquired Businesses, the Santander Acquired Businesses and the Fortis Acquired Businesses and Part 3 of Schedule 3 to the CSA sets out the Retained Businesses. Certain changes require to be made Part 2 of Schedule 3 to the CSA and Part 3 of Schedule 3 to the CSA to reflect agreed changes to the RBS Acquired Businesses, the Santander Acquired Businesses, the Fortis Acquired Businesses and the Retained Businesses.

(C)
Paragraph 3 of Part D of Schedule 5 to the CSA sets out that no Director shall be entitled to indemnification from RFS Holdings. The parties wish to delete this paragraph in order for the provision for the indemnification of Directors by RFS Holdings may be made.

(D)
Therefore the parties wish to amend the CSA by this Amendment Agreement and note their agreement that RBS, Santander and Fortis should seek to effect the changes contemplated in this Amendment Agreement in the Articles.

It is agreed as follows:

1	Definitions and Interpretations

1.1	Definitions

In this Amendment Agreement (including the Recitals hereto), unless the subject or context otherwise requires, words defined in the CSA shall have the same meanings when used herein.

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1.2	Interpretation

The provisions of Clause 1 of the CSA shall apply to this Supplemental Agreement mutatis mutandis.

1.3	Clauses, recitals and schedules

References to clauses, recitals and schedules are to clauses of, and recitals and schedules to, the CSA unless the context otherwise requires.

2	Specific Amendments to the CSA

The parties agree that the CSA is hereby amended as follows:

2.1	Schedule 3 – Part 2 of the CSA shall be deleted in its entirety and a new Schedule 3 - Part 2 shall be inserted as set out in Schedule A to this Amendment Agreement;

2.2	Schedule 3 – Part 3 of the CSA shall be deleted in its entirety and a new Schedule 3 - Part 3 shall be inserted as set out in Schedule B to this Amendment Agreement; and

2.3	Paragraph 3 of Schedule 5 – Part D of the CSA shall be deleted in its entirety;

and that the amendments in Clauses 2.1 and 2.2 above shall be deemed to have had effect as it so varied on the original execution of the CSA on 28 May 2007.

3	Amendment to the Articles

As soon as reasonably practicable after the date of this Amendment Agreement, each of RBS, Santander and Fortis agree to use their best endeavours to effect amendments to the Articles to the extent necessary such that the Articles are consistent with the terms of this Amendment Agreement.

4	Variation of rights

The parties acknowledge and agree that the Specific Amendments to the CSA listed in Clause 2.1 and 2.2 and Schedules A and B of this Amendment Agreement and certain of the amendments to the Articles contemplated by Clause 3 will, taken together, vary the rights attached to the R Shares held by RBS,  the S Shares held by Santander, the F Shares held by Fortis and the O Shares held by RBS, Santander and Fortis in the capital of the Company.

5	Conditions precedent

5.1
This Amendment Agreement is conditional upon the approval of the changes to the CSA as agreed in this Amendment Agreement by the DNB in accordance with the declarations of no objection issued by the Dutch Minister of Finance to the Company, Santander, Fortis and RBS dated 17 September 2007

5.2
The changes to Part 2 of Schedule 3 to the CSA relating to Private Clients India and Private Clients Indonesia are conditional upon the completion of the sale of New HBU II N.V. and IFN Finance B.V. by ABN AMRO Bank N.V.

6	General Provisions

6.1
The provisions of Clauses 16 (Confidentiality and Announcements), 19 (Entire Agreement and Non Reliance), 20 (General) and 22 (Governing Law and Arbitration) of the CSA shall apply mutatis mutandis to this Amendment Agreement as if expressly set out herein.

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6.2	Except as amended by this Amendment Agreement, the CSA shall continue in full force and effect.

In Witness whereof this Supplemental Agreement has been entered into the day and year first before written.

THE ROYAL BANK OF SCOTLAND GROUP PLC

By:

BANCO SANTANDER S.A.

By:

FORTIS N.V. and FORTIS SA/NV

By:

FORTIS BANK NEDERLAND (HOLDING) N.V.

By:

RFS HOLDINGS B.V.

By:

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Schedule A

Schedule 3 - Part 2
The Acquired Businesses

The assets of, and Liabilities attributable to, Business Units or any business comprise, subject to Clause 5 and the remaining provisions of this Schedule 3, those Business Assets and Liabilities reflected in the ABN AMRO Accounts as being assets and Liabilities of such Business Unit or business.

Part 1. RBS Acquired Businesses

The Business Assets of the following businesses and Business Units of the ABN AMRO Group:

BU North America (pages 111 to 113 of the ABN AMRO Accounts)
BU Global Clients (pages 53, 117 to 119 and 158 of the ABN AMRO Accounts, excluding the Brazil Global Clients Business).
BU Asia (pages 115 to 117 of the ABN AMRO Accounts) excluding the interest in Saudi Hollandi
BU Europe (excluding Antonveneta) (pages 109 to 111 of the ABN AMRO Accounts, excluding the Antonveneta profit and loss account and balance sheet)
Former Dutch Wholesale Clients (reported under BU Netherlands, pages 107 to 109 of the ABN AMRO Accounts, in the ABN AMRO Accounts, as explained on page 106 of the ABN AMRO Accounts and the ABN AMRO press release of 7 April 2006).[1]

Former WCS Clients outside Brazil within BU Latin America (reported under BU Latin America, pages 113 to 115 of the ABN AMRO Accounts, as explained in the ABN AMRO press release of 7 April 2006).
Private Clients India and Private Clients Indonesia
Interest in Prime Bank, Pakistan

Where:

“Brazil Global Clients Business” means the ABN AMRO BU Global Clients business (as defined above) as carried on in Brazil, to the extent that such business is comprised of:

1    Fortis and RBS acknowledge that they cannot identify accurately with the currently available information the clients to be allocated to RBS hereunder. Fortis will as soon as practicable after the acquisition submit to RBS (i) an analysis of the relevant corporate client portfolio of BU The Netherlands and a proposal consistent with the agreed criteria, as well as (ii) one or more proposals for an alternative split of the aforesaid portfolio if deemed practical. Fortis and RBS will negotiate in good faith to reach agreement on the clients to be allocated to RBS accordingly as well as, in the event a different split of clients is agreed, an appropriate value adjustment. In the absence of agreement, the matter shall be determined in accordance with clause 9 of the Agreement.

In relation to the Amsterdam dealing room, a split of the infrastructure shall be agreed between Fortis and RBS in order to allow Fortis to continue servicing its clients. It is also acknowledged by RBS, Fortis and Santander, that the physical operation of transaction banking and Global Markets shall be allocated to and owned by the relevant unit which is part of the to be Acquired Business.  Dedicated systems supporting transaction banking activities globally, including international cash management, international payments and trade finance, shall continue to be available for the Investors either  on a shared services basis, or by allowing any such Investor(s) to make the copy or copies required to continue its activities.

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(a)	the domestic revenues generated and booked in Brazil by Brazilian-domiciled global clients;

(b)	the off-shore booked revenues generated in Brazil by Brazilian-domiciled global clients and by Brazilian-domiciled subsidiaries of non-Brazilian-domiciled global clients; and

(c)	the domestic revenues generated and booked in Brazil by Brazilian-domiciled subsidiaries of non-Brazilian-domiciled global clients,

but for the avoidance of doubt does not include BU Global Clients business revenues generated outside Brazil by Brazilian-domiciled global clients or Brazilian-domiciled subsidiaries of non-Brazilian-domiciled global clients.

Part 2. Santander Acquired Businesses

The Business Assets of the following businesses and Business Units of the ABN AMRO Group:

BU Latin America (excluding all former WCS Clients outside of Brazil) (pages 113 to 115 of ABN AMRO Accounts)
BU Antonveneta (pages 109 to 111 of ABN AMRO Accounts, excluding everything but the Antonveneta accounts)
Interbank and DMC Consumer Finance, Netherlands (reported under BU Netherlands in pages 107 to 109 of the ABN AMRO Accounts but unidentifiable until full access to ABN AMRO internal accounting records is available. It is a business in a sale process by ABN).

Brazil Global Clients Business
Asset Management Brazil

Where:

“Asset Management Brazil” means ABN AMRO Asset Management Distibuidora de Titulos e Valores Mobiliarios S.A. less the Carve-out Assets (as defined in a Heads of Agreement between Santander and Fortis dated 26 February 2008).

Part 3. Fortis Acquired Businesses

The Business Assets of the following businesses and Business Units of the ABN AMRO Group:

BU Private clients (excluding Latin America) (pages 119 to 120 of the ABN AMRO Accounts, excluding the private banking business LatAM and excluding Private Clients India and Private Clients Indonesia)
BU Netherlands (excluding former Dutch Wholesale Clients and Interbank DMC Consumer Finance) (pages 107 to 109 of ABN AMRO Accounts, excluding former Dutch Wholesale Clients and Interbank Consumer Finance)

BU Asset Management (excluding Asset Management Brazil) (pages 121 to 122 of ABN AMRO Accounts)

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The ABN AMRO Trade Marks (as defined in paragraph 1 of Part 7 of this Schedule 3)

Part 4 Re- Allocations

The following Business Assets which are reflected in the Acquired Businesses have been re-allocated from the different Acquired Businesses and the Retained Businesses respectively with an effective date for the purpose of the allocation as follows:

Business Asset	From	To	Effective date
Private Clients India and Indonesia	Fortis Acquired Business	RBS Acquired Business	1 January 2008
Interest in Prime Bank	Retained Business	RBS Acquired Business	10 October 2007
Brazil Global Clients	RBS Acquired Business	Santander Acquired Business	10 October 2007
Asset Management Brazil	Fortis Acquired Business	Santander Acquired Business	10 October 2007

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Schedule B

Schedule 3 - Part 3
The Retained Businesses

1.	Retained Businesses

ABN AMRO interest in Capitalia
BU Private Equity
ABN AMRO interest in Saudi Hollandi
The costs of eliminating central group functions and, if any, unallocated property and unallocated costs
Unallocated pension fund deficit or surplus, to the extent not otherwise allocated to an Acquired Business under Part 5 of Schedule 3
Other unallocated assets and Liabilities (including unallocated contingent Liabilities)

For the effective date of certain re-allocations of Business Assets out of the Retained Businesses to certain Acquired Businesses a reference is made to Schedule 3 – Part 2.